                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                        MARSHALL INDUSTRIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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

                              MARSHALL INDUSTRIES
                              9320 TELSTAR AVENUE
                        EL MONTE, CALIFORNIA 91731-2895

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders (the "Annual Meeting") of Marshall Industries (the "Company") will be held at the office of the Company, 9320 Telstar Avenue, El Monte, California, on October 21, 1997 at 9 a.m., local time, for the following purposes:

    1. To elect directors for the year. Gordon S. Marshall, Robert Rodin, Richard D. Bentley, Richard C. Colyear, Jean Fribourg, Lathrop Hoffman, Jose Menendez, Raymond G. Rinehart and Howard C. White have been nominated for election as directors.

    2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending May 31, 1998.

    3.  To consider and act upon a proposal to adopt the 1997 Stock Option Plan.

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on August 25, 1997 are entitled to notice of, and to vote at, the Annual Meeting.

    If you do not plan to attend personally, please promptly sign and return the enclosed proxy in the accompanying envelope. Your proxy is solicited on behalf of the management of the Company. It is necessary to have a majority of all outstanding shares represented at the Annual Meeting in order to transact official business. A proxy statement is set forth on the following pages.

                                          By Order of the Board of Directors

                                          GORDON S. MARSHALL
                                               Chairman

August 29, 1997

                              MARSHALL INDUSTRIES
                              9320 TELSTAR AVENUE
                        EL MONTE, CALIFORNIA 91731-2895

                                PROXY STATEMENT
                       MAILED ON OR ABOUT AUGUST 29, 1997

    The accompanying proxy is solicited on behalf of the management of Marshall Industries (the "Company") for use at the Annual Meeting of Shareholders on October 21, 1997 (the "Annual Meeting") or any adjournment thereof, and the expense of such solicitation will be borne by the Company. Proxies properly executed and received by the Company prior to the Annual Meeting, and not revoked, will be voted.

    A shareholder giving a proxy has the power to revoke it at any time prior to its use by filing with the Secretary of the Company at the address above a written revocation or a proxy bearing a later date, or if personally present at the Annual Meeting, by electing to vote in person.

    The holders of Common Stock of record on the books of the Company at the close of business on August 25, 1997 (the "Record Date") are eligible to vote at the Annual Meeting. On that date, there were 16,616,364 shares outstanding. Each shareholder is entitled to one vote for each share owned. A shareholder is entitled to cumulate votes for the election of directors (that is, cast for any one or more candidates a number of votes equal to the number of the shareholder's shares multiplied by the number of directors to be elected). However, no shareholder may cumulate votes for the election of directors unless the names of such candidates have been placed in nomination prior to the voting, and the shareholder has given notice of his intention to cumulate votes at the Annual Meeting prior to the voting. If any one shareholder has given such notice, each shareholder may cumulate his votes and give one candidate all of his votes or distribute his votes among as many candidates as he sees fit. If any shareholder elects cumulative voting, the proxyholders are authorized in their discretion to vote their proxies cumulatively.

    A majority of the outstanding shares of the Company's Common Stock as of the Record Date, represented in person or by proxy, will constitute a quorum at the Annual Meeting. In determining the shares present, shares with respect to which authority to vote is withheld, abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter will be included. Broker shares that are not voted on any matter will not be included in determining the shares present. Approval of the Company's 1997 Stock Option Plan requires the affirmative vote of a majority of the shares voting and requires that the number of shares voting constitutes a majority of the outstanding shares of the Company's Common Stock as of the Record Date. The election of each director and the approval of any other matter submitted to a vote of the shareholders requires the affirmative vote of a majority of the shares voting. In determining the number of shares voting on the Company's 1997 Stock Option Plan, the election of directors or any other matter submitted to a vote of the shareholders, shares with respect to which authority is withheld, abstentions and broker shares that are not voted will not be included. Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

    The solicitation of proxies for the Annual Meeting will be made primarily by mail. However, if necessary to ensure satisfactory representation at the Annual Meeting, additional solicitation may take place by telephone, telegraph and personal interview by employees of the Company. No such employee will receive additional compensation for such services. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies on its behalf for a fee of approximately $5,000, plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

    At present, the Bylaws of the Company provide that the Board of Directors will be composed of between seven and thirteen directors, with the exact number of directors to be set from time to time by the Board or the shareholders. The Board of Directors in October 1994, established the present number of directors at nine. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nine nominees shown below for the term of one year and until their successors are duly elected and qualified. All of the nominees have consented to being named in this Proxy Statement, and to serve as directors if elected. Although it is not contemplated that any of the nominees will subsequently decline or be unable to serve as a director, in either event, the proxies will be voted by the proxyholders for such other persons as may be designated by the present Board of Directors.

    The following table sets forth certain information as of July 31, 1997 with respect to those persons who are nominees for re-election as directors of the Company, each of whom, if elected, will serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

                                                                SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED(1)
                                                                -----------------------
                                                                AMOUNT AND
                                                                 NATURE OF
                                                                BENEFICIAL     PERCENT
        NAME              AGE               POSITION             OWNERSHIP     OF CLASS
---------------------  ---------  ----------------------------  -----------    --------
Gordon S. Marshall        77      Chairman of the Board            284,830       1.7%
Robert Rodin              43      Director, President and           98,500(2)    *
                                    Chief Executive Officer
Richard D. Bentley        57      Director and Executive Vice       17,084       *
                                    President
Richard C. Colyear        58      Director                           2,000       *
Jean Fribourg             52      Director                             500       *
Lathrop Hoffman           72      Director                           4,000       *
Jose Menendez             60      Director                             500       *
Raymond G. Rinehart       75      Director                           4,300(3)    *
Howard C. White           56      Director                           1,800(4)    *

------------------------

*   Represents less than 1%.

(1) Except as provided under state community property laws and unless otherwise indicated, each nominee has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Includes 70,000 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1997.

(3) Includes 2,700 shares held in a revocable trust for which Mr. Rinehart is the trustee.

(4) Includes 400 shares which are held in the retirement account of Mr. White's wife.

    Mr. Marshall is the founder of the Company and has been its Chairman of the Board since October 1954 and was Chief Executive Officer of the Company until April 1994. Additionally, he served as President of the Company from April 1982 to June 1992. Mr. Marshall is also a member of the Board of Amistar Corporation.

    Mr. Rodin became a Vice President in October 1988 and was promoted to Senior Vice President in August 1989, to President and Chief Operating Officer in June 1992 and to Chief Executive Officer in April 1994. He joined the Company in October 1983. Mr. Rodin has served as a director of the Company since October 1992.

    Mr. Bentley became a Vice President in October 1986 and was appointed Senior Vice President in April 1988. He was promoted to Executive Vice President of the Company in August 1989. Mr. Bentley has served as a director of the Company since October 1992.

    Mr. Colyear has served as a director of the Company since August 1991. Since 1989 Mr. Colyear has been President of Colyear Development Corporation, a privately held real estate firm which develops and operates both office and industrial properties. From 1967 to 1989, Mr. Colyear was employed by Security Pacific National Bank in various capacities, including First Vice President, in connection with its commercial lending activities.

    Mr. Fribourg has served as a director since October 1994 and since 1992 has been the Chief Executive Officer of Sonepar Electronique International (SEI), one of the largest electronic components distributors in Europe and is a member of the Executive Boards of SEI and Sonepar Distribution. During the last ten years, Mr. Fribourg has held several management and executive positions with Sonepar and SEI, including SEI Country Manager (Spain) and Sonepar Distribution Country Manager (Spain and Portugal).

    Mr. Hoffman has served as a director since August 1984. For more than the last 5 years, Mr. Hoffman, through several corporations, has and continues to own and operate Acura, General Motors, Honda, Isuzu and Saturn automobile dealerships in Southern California. Mr. Hoffman is also Chairman of the Board of Granite State Bank (formerly The Bank of Monrovia) in Monrovia, California.

    Mr. Menendez has served as a director since October 1994 and has been the Chairman of the Executive Boards of SEI and Sonepar since 1990 and 1991, respectively. Mr. Menendez also has held the position of Managing Director and since 1992 has been a member of the Executive Board of Sonepar, S.A. Mr. Menendez has held management and executive positions with the Sonepar companies for over twenty years.

    Mr. Rinehart has been a director of the Company since 1982. Mr. Rinehart formerly served as Chairman of the Executive Committee of the Board of Directors, Chairman of the Board, President and Chief Executive Officer of Clow Corporation. For more than the last 5 years, Mr. Rinehart has been the Chairman of the Board of RGR Enterprises, and is a director of Goshen Rubber Co.

    Mr. White has been a director since January 1992. From 1965 to 1991, Mr. White was associated with the international accounting and consulting firm of Andersen Worldwide. Until his retirement in 1991, Mr. White was Managing Director of Finance for Arthur Andersen's worldwide business unit and had also served as Managing Partner, Accounting, Audit and Financial Consulting Practice, Los Angeles/Southern California, Hawaii and Nevada. Mr. White is currently President of White & White LLC, a financial and business consulting services company.

COMMITTEES

    Among the committees created by the Board of Directors are an Audit Committee and a Stock Option and Compensation Committee (the "Compensation Committee"). The Board has not designated a nominating committee. The members of the Audit Committee are Richard C. Colyear, Lathrop Hoffman, Raymond G. Rinehart and Howard C. White. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to (i) the engagement or re-engagement of an independent accounting firm to audit the Company's financial statements for the then current fiscal year, and the terms of such engagement; (ii) the Company's policies and procedures for maintaining the Company's books and records and furnishing information to the independent auditors; (iii) the procedures to encourage access to the Audit Committee and to facilitate the timely reporting during the year of the Company's independent auditors' recommendations and advice to the Audit Committee; (iv) the implementation by management of the independent auditors' recommendations and advice; (v) the implementation by management of the recommendations made by the independent auditors in its annual management letter; (vi) the adequacy and implementation of the Company's internal accounting controls and the adequacy and competency of the related personnel; and (vii) such other matters relating to the Company's financial affairs and accounts as the Audit Committee may in its own discretion deem desirable. One Audit Committee meeting was held during the last fiscal year.

    The Compensation Committee members are Richard C. Colyear, Lathrop Hoffman, Raymond G. Rinehart and Howard C. White. The Compensation Committee recommends changes in employees' salaries, incentives, pensions, savings plans and other fringe benefits to the Board, and administers the Company's stock option plans. As administrator of the stock option plans, the Committee determines which employees are eligible for participation in the plans, designates the optionees and, within the restrictions of each particular plan, determines the terms of the grant and exercise of options under the plans. The Compensation Committee also makes recommendations from time to time to the Board of Directors regarding possible modifications or amendments of the Company's stock options plans. The Compensation Committee held three meetings during the last fiscal year.

    The Board of Directors held a total of five meetings during the last fiscal year. Each director attended all of the meetings of the Board and the Committees on which he served, except for Mr. Fribourg and Mr. Bentley who attended four of the five Board meetings and Mr. Menendez who attended two of the five Board meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based on its review of copies of Forms 3, 4 and 5 filed by the officers and directors of the Company with the Securities and Exchange Commission, the Company believes that all such Forms required to be filed with respect to the fiscal year ended May 31, 1997 were timely filed pursuant to Section 16 of the Securities Exchange Act of 1934 with the exception of: a) filing of a Form 4 by Henry W. Chin with respect to the granting of 15,000 stock options in October 1996 (which was filed within 30 days of the due date); b) filings of Form 5 by Gordon S. Marshall, Robert Rodin, Richard D. Bentley and Henry W. Chin with respect to the annual report of beneficial ownership (which were filed within 15 days of the due date).

REMUNERATION OF DIRECTORS

    Directors who are employees receive no additional compensation for servicing as directors. Except for Mr. White, all outside directors receive monthly retainers of $1,500. As Chairman of the Compensation Committee, Mr. White receives a monthly retainer of $2,000. In addition, all outside directors receive $1,500 for each meeting attended.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of July 31, 1997 with respect to each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, and share ownership by all executive officers and directors of the Company as a group.

                                                           AMOUNT AND NATURE
NAME AND ADDRESS                                             OF BENEFICIAL       PERCENT
OF BENEFICIAL OWNER                                           OWNERSHIP(1)       OF CLASS
---------------------------------------------------------  ------------------  ------------
Strong Capital Management, Inc.                                1,539,750(2)           9.3%
  100 Heritage Reserve
  Menomonee Falls, Wisconsin 53051
First Pacific Advisors, Inc.                                   1,404,700(3)           8.5%
  11400 West Olympic Blvd
  Suite 1200
  Los Angeles, California 90064
The Prudential Insurance                                       1,323,550(4)           8.0%
  Company of America
  751 Broad Street
  Newark, New Jersey 07102
Nicholas Company, Inc.                                         1,004,800(5)           6.0%
  700 North Water Street
  Milwaukee, Wisconsin 53202
All executive officers and directors as a group                  449,514(6)           2.7%
  (10 persons)

------------------------
(1) Except as provided under state community property laws and unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

(2) Pursuant to a Schedule 13G dated February 13, 1997 and filed with the Securities and Exchange Commission, Strong Capital Management, Inc. reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from Strong Capital Management, Inc., the Company believes that on July 31, 1997, it had sole voting power with respect to 1,341,850 shares and sole dispositive power with respect to 1,539,750 shares.

(3) Pursuant to a Schedule 13G dated February 12, 1997 and filed with the Securities and Exchange Commission, First Pacific Advisors, Inc. reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from First Pacific Advisors, Inc. the Company believes that on July 31, 1997, it had shared voting power with respect to 444,600 shares and shared dispositive power with respect to 1,404,700 shares.

(4) Pursuant to a Schedule 13G dated January 27, 1997 and filed with the Securities and Exchange Commission, The Prudential Insurance Company of America reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from The Prudential Insurance Company of America, the Company believes that on July 31, 1997, it had sole voting and dispositive power with respect to 822,500 shares and shared voting power with respect to 470,950 shares and shared dispositive power with respect to 501,050 shares.

(5) Pursuant to a Schedule 13G dated January 31, 1997 and filed with the Securities and Exchange Commission, Nicholas Company, Inc. reported beneficial ownership of over 5% of the Company's Common Stock. Based on information subsequently obtained from Nicholas Company, Inc. the Company believes that on July 31, 1997, it had no voting power but sole dispositive power with respect to 1,004,800 shares.

(6) Includes 100,000 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1997.

                               EXECUTIVE OFFICERS

    The following table sets forth certain information as of July 31, 1997 with respect to those persons who are executive officers of the Company.

                                                                                              SHARES OF COMMON STOCK
                                                                                               BENEFICIALLY OWNED(1)
                                                                                             -------------------------
                                                                                              AMOUNT AND
                                                                                              NATURE OF
                                                                                              BENEFICIAL   PERCENT OF
          NAME               AGE                            POSITION                          OWNERSHIP       CLASS
------------------------  ---------  ------------------------------------------------------  ------------  -----------
Gordon S. Marshall           77      Chairman of the Board                                     284,830            1.7%
Robert Rodin                 43      President and Chief Executive Officer                      98,500(2)       *
Richard D. Bentley           57      Executive Vice President                                   17,084          *
Henry W. Chin                50      Vice President, Finance, Chief Financial Officer and
                                       Secretary                                                36,000(3)       *

------------------------
*   Represents less than 1%.

(1) Except as provided under state community property laws and unless otherwise indicated, each executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Includes 70,000 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1997.

(3) Includes 30,000 shares which are subject to options that are presently exercisable or become exercisable on or before September 30, 1997.

    Mr. Marshall is the founder of the Company and has been its Chairman of the Board since October 1954, and was Chief Executive Officer of the Company until April 1994. Additionally, he served as President of the Company from April 1982 to June 1992. Mr. Marshall is also a member of the Board of Amistar Corporation.

    Mr. Rodin became a Vice President in October 1988 and was promoted to Senior Vice President in August 1989, to President and Chief Operating Officer in June 1992 and to Chief Executive Officer in April, 1994. He joined the Company in October 1983.

    Mr. Bentley became a Vice President in October 1986 and was appointed Senior Vice President in April 1988. He was promoted to Executive Vice President of the Company in August 1989. Mr. Bentley has been employed by the Company since June 1978.

    Mr. Chin joined the Company as Corporate Controller in November 1984 and was promoted to Vice President in August 1989 and to Chief Financial Officer in October 1991. Mr. Chin is a Certified Public Accountant.

    Each officer serves at the pleasure of the Board and, unless earlier removed, is elected annually for a one year term.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning the compensation for the last three fiscal years of the Chief Executive Officer and each of the other executive officers of the Company.

                                                               ANNUAL COMPENSATION(1)      LONG-TERM
                                                                                        COMPENSATION(2)
                                                               ----------------------  ------------------
                                                                           INCENTIVE     STOCK OPTIONS
                    NAME AND                                                PAYMENTS        (NO. OF             ALL OTHER
               PRINCIPAL POSITION                 FISCAL YEAR    SALARY       (3)         OPTIONS)(4)      COMPENSATION(5)(6)
------------------------------------------------  -----------  ----------  ----------  ------------------  -------------------
Gordon S. Marshall (7)                                  1997   $  542,500  $  153,630          --               $   4,750
 Chairman of the Board                                  1996      525,000     240,698          --                   3,731
                                                        1995      510,417     197,845          --                   4,501
Robert Rodin                                            1997      750,000     313,846(8)       --                  58,784(9)
 President and                                          1996      645,833     279,747          50,000               5,642
 Chief Executive Officer                                1995      458,333     225,283          --                   4,620
Richard D. Bentley                                      1997      361,000     102,932          --                  29,374(9)
 Executive Vice President                               1996      361,000     165,504          --                   9,058
                                                        1995      340,000     131,354          --                   4,858
Henry W. Chin                                           1997      239,000      93,144(8)       15,000              22,315(9)
 Vice President, Finance,                               1996      225,000     101,625          --                   5,756
 Chief Financial Officer                                1995      197,500      76,098          20,000               4,802
 and Secretary

------------------------
(1) The amounts included in this column for each of the named executive officers do not include the value of certain perquisites which in the aggregate did not exceed the lower of $50,000 or 10% of each named executive's aggregate fiscal 1995, 1996 or 1997 salary and bonus compensation.

(2) The Company did not make any payments or awards that would be classifiable under the "Restricted Stock Award" and "LTIP Payout" columns otherwise required to be included in the table by the applicable Securities and Exchange Commission ("SEC") disclosure rules.

(3) The Company has a profit sharing plan in which all full-time employees are participants and is based on the Company's pre-tax profits. Under this profit sharing plan, the Company's officers can earn up to 80% of their base salaries as incentive compensation.

(4) Represents shares of stock underlying options granted under the Marshall Industries 1992 Stock Option Plan (the "1992 Stock Option Plan"). There were no individual grants of stock options in tandem with stock appreciation rights ("SAR's") or freestanding SAR's made during the fiscal years ended May 31, 1995, 1996 or 1997 to the above-named executive officers.

(5) Includes amounts contributed by the Company under the Marshall Industries Tax Deferred Profit Sharing Plan which provides for participation by any employee of Marshall who has completed six months of employment. Each participant may defer from 2% to 12% of his earnings each payroll period, the amount of which is placed by the Company in a nonforfeitable, fully vested account on the employee's behalf. Under the tax laws, the maximum amount which can be deferred for calendar years 1995, 1996 and 1997 were $9,240, $9,500 and $9,500, respectively. The Company contributes quarterly an amount equal to 50% of the employee's contributions in the quarter up to a maximum amount equal to 3% of the employee's earnings in the quarter. The vesting for the Company's contributions is at 20% for each year of service with the Company. The employer contributions for fiscal 1997 for Messrs. Marshall, Rodin and Bentley were $4,750 each and $4,171 for Mr. Chin.

(6) In 1992, the Board authorized increased amounts of life insurance for Messrs. Rodin, Bentley and Chin at a total annual premium cost of approximately $7,000. In addition, because the annual premium for a $1,000,000 insurance policy on Mr. Marshall's life would be $70,000 to $80,000, it was deemed preferable to provide a widow's benefit of $200,000 per year to Mrs. Marshall if she survives Mr. Marshall. The present value of that benefit on an actuarial basis is less than $400,000.

(7) See Certain Relationships and Related Transactions.

(8) In addition to their participation in the Company's profit sharing plan, the Board of Directors awarded Messrs. Rodin and Chin discretionary bonuses of $100,000 and $25,000, respectively. Mr. Rodin's bonus was paid in fiscal 1997. The amount listed includes Mr. Chin's bonus that was earned in fiscal 1997 and will be paid in fiscal 1998.

(9) During fiscal 1997 the Company amended its vacation policy. In connection with the change in policy, all employees with vacation accrued in excess of the maximum were given a one time excess vacation payment. Messrs. Rodin, Bentley and Chin received $52,904, $19,904, and $17,124, respectively.

STOCK OPTION PLANS

    Under the outstanding option agreements under the Company's stock option plans, if there is a change in control of the Company (as defined in the plans), all options become immediately exercisable.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information with respect to the stock option grants made during the 1997 fiscal year under the Company's stock option plans to the named executive officer:

                                                                                       POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                         -----------------------------------------------------------     ANNUAL RATES OF
                            NUMBER OF                                                      STOCK PRICE
                           SECURITIES       % OF TOTAL                                     APPRECIATION
                           UNDERLYING     OPTIONS GRANTED  EXERCISE OR                   FOR OPTION TERM
                             OPTIONS      TO EMPLOYEES IN      BASE      EXPIRATION   ----------------------
                          GRANTED(1)(2)     FISCAL YEAR      PRICE(3)       DATE        5%(4)       10%(4)
                         ---------------  ---------------  ------------  -----------  ----------  ----------
Henry W. Chin                  15,000              43%      $   30.125     10/22/06   $  284,200  $  720,300

------------------------
(1) Represents options to purchase shares of Common Stock granted under the 1992 Stock Option Plan. The options will become exercisable in four equal and successive annual installments, with the first such installment to become exercisable one year after the grant date. The grant date is October 22, 1996.

(2) Under the terms of the Company's stock option plans, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice options.

(3) At fair market value at date of grant.

(4) Represents gain that would be realized assuming the options were held for the entire ten-year option period and the stock price increased at annual compounded rates of 5% and 10%. Actual gains, if any, on stock option exercises and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    The following table provides information concerning the exercise of stock options during the 1997 fiscal year by each of the named executive officers and the year-end value of their unexercised options.

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                NUMBER OF                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                 SHARES      AGGREGATE    OPTIONS AT FISCAL YEAR END      FISCAL YEAR END(2)
                               ACQUIRED ON     VALUE      --------------------------  ---------------------------
            NAME                EXERCISE    REALIZED(1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Gordon S. Marshall                 62,500   $  1,391,000           0              0   $          0   $         0
Robert Rodin                       --            --           70,000        170,000      1,019,813     2,858,438
Richard D. Bentley                 --            --                0        120,000              0     2,685,000
Henry W. Chin                      --            --           30,000         25,000        558,750       205,000

------------------------
(1) Based on the fair market value of the shares on the exercise date less the exercise price paid for the shares.

(2) Based on the fair market value of the shares or $36.375 per share on the last day of the fiscal year less the exercise price payable for such shares.

                              EMPLOYEE AGREEMENTS

    The Company has entered into Change In Control Agreements with its executive officers, Messrs. Marshall, Rodin, Bentley and Chin. Each of these agreements provides that should there be a "change in control" (as defined), and the officer's employment is terminated within twenty four months of any change in control either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a material reduction in, or shift in the composition, of his compensation or the officer is required to be based at any office or location more than thirty miles from the Company's corporate headquarters immediately preceding the change in control, then upon termination, the officer would be entitled to receive cash compensation subject to a non-compete provision. Mr. Marshall's agreement provides for a one-time cash payment equal to the product of five times the greater of the compensation for the last full calendar year or $750,000. The agreements with Messrs. Rodin and Chin provide for a one time payment equal to the product of 36 times for Mr. Rodin and 24 times for Mr. Chin the highest monthly base salary paid or payable during the 12 month period immediately preceding the month of termination. In addition, Messrs. Rodin and Chin would receive a one-time cash payment equal to the product of three times for Mr. Rodin and two times for Mr. Chin the average annual bonus for the last three and two full fiscal years, respectively, before the change in control date. Mr. Bentley's agreement provides for a one-time cash payment equal to the product of 2 times the greater of base salary, bonuses and other compensation for the last full calendar year before Mr. Bentley's termination or $500,000. The agreement with Mr. Bentley also provides for him to elect retirement from the Company at age 59 and become a consultant to the Company at a monthly amount equal to one-twenty fourth of the payment that would have been paid under a change in control, as described above, up to a twenty four month period. This consulting arrangement with Mr. Bentley would terminate in the event of Mr. Bentley's death or disability. Following such terminations under these agreements, the officers and their families will be entitled to all benefits that are generally applicable to an executive of the Company up to three years for Messrs. Marshall and Rodin and two years for Messrs. Bentley and Chin. Pursuant to each of the agreements, upon a change in control, the Company shall cause the vesting of any stock options held to be accelerated to the change in control date and in the case of Mr. Bentley's agreement, the Company shall cause the vesting of any stock options to be accelerated upon his retirement date. The total payments payable under these agreements could be reduced in the event that all or a portion of such payments would be subject to the parachute provisions of Section 280G (limiting deductibility) and Section 4999 (providing for an excise tax on the recipient) of the Internal Revenue Code. Such reduction is designed to produce the maximum after-tax benefit to the recipient of the payments. A "change of control" of the Company is generally defined as (i) any approval by the shareholders of any consolidation, merger, reorganization or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), other than a Business Combination in which the holders of the Company's common stock immediately prior to the Business Combination have at least seventy percent (70%) ownership of the voting capital stock of the surviving corporation immediately after the Business Combination, no person beneficially owns 30 percent or more of the Company's outstanding common stock and at least a majority of the Board of Directors remains in place, (ii) shareholder approval of any plan for the liquidation or dissolution of the Company, (iii) any person becoming the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock or voting securities and the conditions of clause (iv) below are satisfied within six months thereafter, or (iv) individuals who, as of the date of the agreement, constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors who were on the Board as of the date of the agreement. Under the terms of the agreements, an officer may be terminated without liability to the Company due to disability or for "cause", defined generally as (i) the willful and continued failure to perform his or her duties, or (ii) the willful engagement in misconduct which is materially injurious to the Company.

    The agreements will automatically be extended for one additional year at their expiration dates unless terminated earlier due to termination of the officer, death or disability of the officer or both parties agree to terminate the Agreements with 6 months' written notice prior to the expiration dates.

    With shareholders' approval, the Company amended its Articles of Incorporation in 1988 to limit the liability of the Company's directors, officers, and other agents to the extent permitted under California law. On October 22, 1996, the Company entered into indemnification agreements with each of its directors and officers: Gordon S. Marshall, Robert Rodin, Richard D. Bentley, Henry W. Chin, Richard C. Colyear, Jean Fribourg, Lathrop Hoffman, Jose Menendez, Raymond G. Rinehart and Howard C. White (each an "Indemnitee"). Pursuant to the indemnification agreements, the Company has agreed to indemnify each Indemnitee to the fullest extent permitted by law against expenses (including attorneys' fees), judgements, fines and/or amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with actions, suits or proceedings involving the Indemnitee and relating to the Indemnitee's service to the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In addition to the distribution of component parts, the Company provides a variety of value-added services to its customers. Through the use of third party contractors, the Company provides cable assembling and manufacturing capabilities. One of the third party contract manufacturing arrangements is with Amistar, a company of which Mr. Marshall is a director and a substantial shareholder. Under this arrangement, Marshall accepts orders from its customers and provides the necessary components, which Amistar then "mounts" on circuit boards. Marshall pays Amistar for its services and invoices the customers for the completed product. The Company believes that the amounts paid to Amistar are not in excess of the amounts that would be charged by unaffiliated manufacturers for the same services. During the fiscal years ended May 31, 1995, 1996 and 1997 the Company paid Amistar approximately $1,043,000, $655,000 and $941,000 respectively, under this arrangement.

    In connection with the Company's Investment in SEI (which has been described in the Company's Annual Report on Form 10-K), the Company invested approximately $28 million in SEI in the form of an interest bearing convertible note in 1994. The note was outstanding until June 30, 1997 at which time the Company converted its note plus accrued interest into a 16% equity interest in SEI's electronics distribution companies.

    The Company's Board of Directors have approved the sale of the Company's condominium to Mr. Bentley for $165,000. The sales price was based on an independent appraisal of the condominium. The Company does not own any other such properties.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS HAS FURNISHED THE FOLLOWING REPORT ON EMPLOYEE COMPENSATION. SUCH REPORT WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED SOLICITING MATERIAL OR BE DEEMED FILED UNDER SUCH ACTS.

    The Compensation Committee consists entirely of independent outside directors and has responsibility for administering the Company's stock option plans and setting the senior executives' annual salaries.

    The Company's executive compensation programs are intended to enable it to attract and retain talented executives and to reward them appropriately. The Compensation Committee attempts to determine the appropriate total levels of compensation, as well as the appropriate mix of basic salary, short-term incentives and long-term incentives.

    All of the Company's executive officers, as well as all of its full-time employees, participate in the Company's profit sharing plan. The plan is based on pre-tax profits of the Company. The Company's officers can earn up to 80% of their base salaries as profit sharing compensation.

    In making its salary, bonus and stock option decisions, the Compensation Committee considers a number of factors. However, its ultimate determination is a subjective one and is based on the total mix of information. The Compensation Committee reviews the compensation practices of five of the Company's competitors as reported in their public filings. Those competitors are Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Pioneer-Standard Electronics, Inc. and Wyle Electronics. These companies are included in the peer group comparisons elsewhere in this Proxy Statement. The Compensation Committee also compares the Company's short and long-term results with the performance of those same competitors, the industry in general and various other related data, to ensure a pay-for-performance linkage. The primary performance measures examined are earnings results, total shareholder return and the strength of the Company's strategic position. By these measures, the Compensation Committee believes that the Company achieves above average to superior results.

    The Compensation Committee meets without the CEO to evaluate his performance, and with the CEO to evaluate the performance of other executive officers. The Compensation Committee considers the tax deductibility of compensation to the Company in making compensation decisions, however, such deductibility is only one factor and is not the determining factor. During the fiscal year, the Compensation Committee awarded Messrs. Rodin and Chin discretionary bonuses of $100,000 and $25,000, respectively. A salary increase for Mr. Marshall was approved during the October 22, 1996 Compensation Committee meeting. The Committee believes that the total compensation of its executives is competitive and appropriately rewards their achievements.

                                          Howard C. White, Chairman
                                          Richard C. Colyear
                                          Lathrop Hoffman
                                          Raymond G. Rinehart

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG
            MARSHALL INDUSTRIES, S&P 500 INDEX AND PEER GROUP INDEX

    The following graph compares cumulative total shareholder return on the Company's Common Stock for the periods indicated with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and a group consisting of the Company's peer corporations. The corporations making up the peer companies group are the 34 electronic component distributor companies included in SIC Code 5065 -- Electronic Parts & Equipment, N.E.C. The information for the graph was provided by Media General Financial Services. This graph assumes that $100 was invested on June 1, 1992 in the Company and each of the two indices, and that dividends were reinvested. It should be noted that the Company has not paid dividends on its Common Stock, and no dividends are included in the representation of the Company's performance.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
             MARSHALL INDUSTRIES, S&P 500 INDEX AND SIC CODE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS       MARSHALL INDUSTRIES        SIC CODE INDEX     S&P 500 INDEX
1992                             100.00              100.00            100.00

1993                             126.52              113.67            111.63

1994                             148.48              110.66            116.39

1995                             163.64              136.74            139.88

1996                             190.15              173.39            179.67

1997                             220.45              193.36            232.52

                     ASSUMES $100 INVESTED ON JUNE 1, 1992
                          ASSUMES DIVIDEND REINVESTED
                         FISCAL YEAR ENDED MAY 31, 1997

    THE STOCK PRICE PERFORMANCE DEPICTED IN THE ABOVE GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE PRICE PERFORMANCE. THE PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT

INCORPORATING THIS PROXY STATEMENT INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED SOLICITING MATERIAL OR BE DEEMED FILED UNDER SUCH ACTS.

                 PROPOSAL -- SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors of the Company has appointed Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending May 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

              PROPOSAL -- APPROVAL OF THE MARSHALL INDUSTRIES 1997
                               STOCK OPTION PLAN

    The Board of Directors (the "Board") believes that the various stock option plans adopted by the Company have been worthwhile in attracting and retaining key employees and executives. At the annual meeting, shareholders will be asked to approve the Marshall Industries 1997 Stock Option Plan (the "1997 Plan"), adopted by the Board on August 26, 1997.

    The provisions of the 1997 Plan, including a description of the options that may be granted thereunder, are summarized below. This summary is qualified in its entirety by the full text of the 1997 Plan, a copy of which is included as Exhibit A to this Proxy Statement. Capitalized terms are used as defined in the 1997 Plan.

    Telephone inquiries concerning the 1997 Plan may be directed to Henry W. Chin, the Vice President, Finance, Chief Financial Officer and Secretary of the Company, at (626) 307-6000.

SUMMARY DESCRIPTION OF THE 1997 PLAN

    The 1997 Plan provides for the discretionary grant of options to acquire shares of the Company's Common Stock ("Options") to key full-time employees of the Company (including officers and directors who are full-time employees) and to directors who are not officers or employees of the Company ("Non-Employee Directors"). The purpose of the 1997 Plan is to promote the interests of the Company and its shareholders by providing additional incentives to those key employees and directors of the Company whose judgement, initiative and efforts are largely responsible for the Company's successful operation. By encouraging ownership of the Company's Common Stock, the Company seeks to motivate these key employees and directors by giving them an increased proprietary interest in the Company and its success. The 1997 Plan is also intended to enable the Company to compete with other enterprises for the services of new personnel needed to carry on its operations and to ensure the continued development of its business.

    ADMINISTRATION. The 1997 Plan will be administered by a committee of the Board, currently the Company's Stock Option and Compensation Committee (the "Committee") which consists of four members of the Board identified above at page 4.

    The Committee determines the number of shares that are to be subject to Options, the exercise price of such Options, and the other terms and conditions of Option grants.

    ELIGIBILITY. Key full-time employees (including officers and directors who are full-time employees) and Non-Employee Directors of the Company are eligible to receive Options under the 1997 Plan. As of July 31, 1997, there were 4 officers, of which 3 are directors, 6 Non-Employee Directors and approximately 50 other key employees eligible to participate in the 1997 Plan. The Committee has the power to select which eligible persons will be granted Options. Status as an eligible person is not a commitment that any Option will be granted to such eligible person (or to eligible persons generally).

    NON-TRANSFERABILITY. Options granted under the 1997 Plan are not transferable by the holder other than by will or the laws of descent and distribution and are generally exercisable, during his or her lifetime, only by the holder; any amounts payable or shares issuable pursuant to an Option will be paid only to the participant or the participant's beneficiary.

    AUTHORIZED SHARES. The aggregate number of shares of Common Stock that may be issued upon exercise of Options granted under the 1997 Plan is limited to 500,000 shares, subject to certain adjustments described below. For purposes of determining the number of shares to charge against this share limit, shares relating to any Option (or part of an Option) that is not exercised or which expires or is cancelled will again become available for Option purposes under the 1997 Plan.

    As is customary in option plans of this nature, the number and kind of shares available under the 1997 Plan are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events which change the number or kind of shares outstanding; or extraordinary dividends or distributions of property to the stockholders.

    STOCK OPTIONS. An Option is the right to purchase shares of Common Stock at a future date at a specified price (the "Exercise Price").

    An Option may either be an Incentive Stock Option (an Option intended to be an incentive stock option under the Code), or a Nonqualified Stock Option. Incentive Stock Option benefits are taxed differently from nonqualified stock options, as described under "Federal Income Tax Treatment of Options under the 1997 Plan" below. Incentive Stock Options are also subject to more restrictive terms and are limited in amount by the Code, and may only be granted to employees of the Company.

    The Exercise Price of an Incentive Stock Option may not be less than the Fair Market Value of the shares subject to the Option on the date of grant. However, the Exercise Price of Nonqualified Stock Options may be at any price determined by the Committee.

    Full payment for shares purchased on the exercise of any Option must be made at the time of such exercise in cash or by check. The Committee may also approve (in specific cases only or generally) payment in the form of (i) a promissory note by the Option holder in favor of the Company or other third party financing, or (ii) in shares of Common Stock having a Fair Market Value equal to the Exercise Price. In addition, the Committee may permit Option holders to satisfy any applicable tax withholding requirements upon exercise of an Option by (i) an offset or surrender of stock or delivery of already owned stock, or
(ii) in the form of a promissory note by the Option holder in favor of the Company or other third party financing.

    Subject to early termination or acceleration provisions (which are summarized below), an Option generally will be exercisable, in whole or in part, from the date specified in the related Option Agreement until the expiration date determined by the Committee. Generally speaking, an Incentive Stock Option will not be exercisable after more than 10 years after its date of grant and a Nonqualified Stock Option will not be exercisable after more than 10 years after the date it becomes exercisable. The rate at which an Option vests or becomes exercisable will be established by the Committee and set forth in the related Option Agreement.

    The Board and Committee may modify or terminate any outstanding Option held by a participant, subject only to the general limitations under the 1997 Plan or under applicable law and, in the case of a materially adverse change, with the consent of the holder.

    TERMINATION OF EMPLOYMENT. On or after specified periods (set forth in Section 6.6 of the Plan) following a participant's termination of employment or services for any reason, Options will terminate. Such periods cannot exceed the expiration dates of the Options and the Committee, in its discretion, may provide for shorter periods with respect to an individual Option (which provision must be set forth in the applicable Option Agreement). The Committee may, in its discretion, accelerate vesting or exercisability of any Option held by a participant who dies or becomes permanently disabled while employed by or providing services to the Company.

    MODIFICATION OF OPTIONS. Subject only to certain Plan limits, the Committee may (i) extend or accelerate the exercisability or extend the term of any Option, or (ii) modify or renew outstanding Options (including the ability to grant a new Option upon the surrender of an existing Option, and on different terms).

    ACCELERATION AND POSSIBLE EARLY TERMINATION OF OPTIONS. Upon the approval by the shareholders of a dissolution or liquidation, certain agreements to merge or consolidate, sale of substantially all of the Company's assets or certain other "Change in Control Events" (as defined in the Plan), each Option will become immediately exercisable. An Option which has been accelerated in this manner will terminate upon a dissolution of the Company, a reorganization or other event in which the Company does not survive, or upon the consummation of a Change in Control Event approved by the Board (unless provision has been made for the assumption or survival of the Option).

    TERMINATION OF OR CHANGES TO THE 1997 PLAN. The Board may, at any time, terminate or from time to time amend, modify or suspend the 1997 Plan in whole or in part. To the extent then required by any applicable law, any amendment will be subject to shareholder approval. Unless previously terminated by the Board, no Options may be granted under the 1997 Plan after the tenth anniversary of its adoption by the Board. Options may be amended subject to the consent of the holder if the amendment materially and adversely affects the holder.

    SECURITIES UNDERLYING OPTIONS. The market value of the Common Stock as of July 31, 1997 was $40.5625 per share. Upon receipt of shareholder approval, the Company plans to register under the Securities Act of 1933 the shares available under the 1997 Plan.

FEDERAL INCOME TAX TREATMENT OF OPTIONS UNDER THE 1997 PLAN

    With respect to Nonqualified Stock Options, the Company is generally entitled to deduct an amount equal to the difference between the Option's Exercise Price and the Fair Market Value of the shares at the time of exercise. With respect to Incentive Stock Options, the Company is generally not entitled to a similar deduction either upon grant of the Option or at the time the Option is exercised. If shares acquired upon the exercise of an Incentive Stock Option are not held for specified qualifying periods, however, the difference between the Fair Market Value of the shares at the date of exercise (or, if lower, the sale price) and the cost of such shares is taxed as ordinary income (and the Company will receive a corresponding deduction) in the year the shares are sold.

    If, as a result of the occurrence of a change in control as used under the Code, a participant's benefits are increased (e.g., an Option holder's Options or rights become exercisable, the restrictions on Options lapse, or shares are issued), the participant may be deemed to have received a "parachute payment". If the economic value of the acceleration, and/or grant, together with any other benefits which are deemed to be contingent upon the change in control, equals or exceeds a threshold amount equal to 300% of the person's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs, the excess of the total of such amounts over such person's average annual taxable compensation generally will be subject to a 20% non-deductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for any benefits or payments that are subject to the excise tax.

    Further, if the compensation attributable to Options granted to persons subject to the limits contained in Section 162(m) of the Code ("Section 162(m)") is not "performance-based" within the meaning of Section 162(m), the Company may not be permitted to deduct that compensation to the extent the individual's aggregate compensation exceeds $1,000,000 in any year. Options granted at Fair Market Value on the date of grant are intended to be performance-based compensation. However, in light of uncertainties regarding the ultimate interpretation of Section 162(m), no assurances can be given that all compensation intended to qualify as "performance-based compensation" under
Section 162(m) will in fact be deductible.

    The above tax summary is based upon federal income tax laws in effect as of July 31, 1997.

SPECIFIC BENEFITS

    The number, amount and type of Options to be received by or allocated to eligible persons under the 1997 Plan cannot be determined at this time. The Committee has not yet considered any specific Options under the additional authority of the 1997 Plan.

VOTE REQUIRED; RECOMMENDATION OF YOUR BOARD OF DIRECTORS "FOR" THIS PROPOSAL

    The Board believes that the 1997 Plan will promote the interests of the Company and its shareholders and continue to enable the Company to attract, retain and reward persons important to the Company's success and to provide incentives based on increases in shareholder value.

    Approval of the 1997 Plan requires the affirmative vote of holders of a majority of the shares present or represented and entitled to vote at the meeting, provided the total vote cast on the proposal represents over 50% of the outstanding shares.

    THE BOARD HAS APPROVED AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE 1997 PLAN. Proxies solicited by the Board will be so voted unless shareholders specify otherwise in their proxies. Broker non-votes and abstentions on this proposal have the effect described on page 1. All directors and executive officers of the Company are eligible for Options under the 1997 Plan and thus have a personal interest in the proposal.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

    Copies of resolutions proposed by shareholders to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its corporate headquarters, 9320 Telstar Avenue, El Monte, California 91731-2895 on or before May 2, 1998 to have such resolutions included in the proxy statement and form of proxy for such Annual Meeting.

                                 OTHER MATTERS

    The management does not know of any other matters to be acted upon at the Annual Meeting. If any other matters should properly come before the Annual Meeting, or an adjournment thereof, the proxies will be voted with respect thereto in accordance with the discretion of the proxyholders.

                                                    GORDON S. MARSHALL
                                                         Chairman

                                   FORM 10-K

        The Company's Annual Report to Shareholders for the fiscal year ended May 31, 1997 includes a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, filed with the Securities and Exchange Commission.

                                                                       EXHIBIT A

                              MARSHALL INDUSTRIES
                             1997 STOCK OPTION PLAN

1.  PURPOSE

    The purpose of this Marshall Industries 1997 Stock Option Plan is to promote the interests of Marshall Industries and its shareholders by providing additional incentives to those key employees and directors of the Company whose judgement, initiative and efforts are largely responsible for Marshall Industries' successful operation. By encouraging ownership of its Common Stock, the Company seeks to motivate these key employees and directors by giving them an increased proprietary interest in Marshall Industries and its success. This Plan is also intended to enable Marshall Industries to compete with other enterprises for the services of new personnel needed to carry on its operations and to ensure the continued development of its business.

2.  CERTAIN DEFINITIONS

    The following terms used in this Plan are defined as follows:

    2.1 "BOARD" means the Board of Directors of Marshall Industries as elected and constituted from time to time.

    2.2  "CHANGE IN CONTROL EVENT" means any of the following:

        (1) The acquisition by any individual, entity, or group (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act, each a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however that any of the preceding events shall not constitute a Change in Control Event unless, within 6 months of such an event, the conditions of paragraph (2) below are satisfied; and provided further, that for purposes of this paragraph (1), the following acquisitions shall not constitute a Change in Control Event:

           (i) any acquisition directly from the Company (including, without limitation, a secondary offering of securities made by the Company);

           (ii) any acquisition by the Company (including, without limitation, a repurchase or redemption of Company securities by the Company);

          (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

           (iv) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of paragraph (3) below;

        (2) The failure of individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, has been approved by a vote of at least a majority of the members then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

        (3) Approval by the shareholders of the Company of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination:

           (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

           (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

          (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    2.3 "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

    2.4 "COMMITTEE" means the Board or the Stock Option Committee appointed by the Board to administer this Plan, which committee shall consist of only two or more directors or such greater number of directors as may be required under applicable law, each of whom (a) in respect of any decision at a time when the Participant affected by the decision may be subject to Section 162(m) of the Code, shall be an "outside" director within the meaning of Section 162(m) of the Code, and (b) in respect of any decision affecting a transaction at a time when the Participant involved in the transaction may be subject to Section 16 of the Exchange Act, shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act.

    2.5  "COMMON STOCK" means the common stock of the Company.

    2.6  "COMPANY" means Marshall Industries, a California corporation.

    2.7  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    2.8 "FAIR MARKET VALUE" means (a) if the Common Stock is then listed on an established stock exchange or exchanges, the last reported closing price per share on the principal exchange on which the Common Stock is traded, as reported in The Wall Street Journal; or (b) if the Common Stock is not then listed on an exchange, the average of the last reported closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on NASDAQ; or (c) if the Common Stock is not then listed on an exchange or listed on NASDAQ, an amount determined in good faith by the Committee.

    2.9 "INCENTIVE STOCK OPTION" means an Option to purchase shares of the Company's Common Stock which meets the requirements of Section 422 of the Code and the regulations issued thereunder, as such Section and regulations may be amended from time to time.

    2.10 "NON-EMPLOYEE DIRECTOR" means a member of the Board who is not an officer or employee of the Company.

    2.11 "NONQUALIFIED STOCK OPTION" means an Option to purchase shares of the Company's Common Stock which is not an Incentive Stock Option, and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option which is not expressly designated as an Incentive Stock Option shall be deemed to be designated and intended as a Nonqualified Stock Option.

    2.12 "OPTION" or "OPTIONS" means Incentive Stock Options and Nonqualified Stock Options granted pursuant to this Plan individually or collectively.

    2.13 "OPTION AGREEMENT" means the written Stock Option Agreement which evidences the terms and conditions of each Option granted to a Participant by the Committee.

    2.14 "PARTICIPANT" or "OPTIONEE" means a full-time employee of the Company or a Non-Employee Director who is eligible pursuant to Article 5 of this Plan to receive Options under this Plan and who is granted one or more Options under this Plan.

    2.15 "PERMANENT DISABILITY" or "PERMANENTLY DISABLED" means a physical or mental impairment as defined in Section 22(e)(3) of the Code.

    2.16  "PLAN" means this Marshall Industries 1997 Stock Option Plan.

    2.17 "SUBSIDIARY" means any corporation or other entity at least 50% of the outstanding voting stock or voting power of which is beneficially owned directly or indirectly by the Company.

3.  ADMINISTRATION

    3.1 THE STOCK OPTION COMMITTEE. This Plan shall be administered by the Committee. The Board, from time to time, in its sole discretion, may remove members from, or add members to, the Committee. Vacancies on the Committee however caused shall be filled by the Board. The Committee shall select one of its members as chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which there is a quorum, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be valid acts of the Committee. The Board may at any time change or assume the administration of this Plan.

    3.2 AUTHORITY OF THE COMMITTEE. Subject to the express provisions and limitations of this Plan, the Committee shall have the sole power to grant Options pursuant to this Plan, including the determination of the persons to whom Options shall be granted, the type of Options to be granted, the exercise price of each

Option, the period during which each Option may be exercised, the terms on which each Option may be exercised, and the number of shares to be subject to each Option. In addition, the Committee shall have the sole power and discretionary authority, subject to the express provisions and limitations of this Plan, to construe this Plan and the Option Agreements entered into with respect to Options granted hereunder, to adopt, prescribe, amend and rescind rules and regulations relating to this Plan, to make all determinations necessary or advisable for administering this Plan, to approve the forms of Option Agreements (which need not be identical), and to extend or accelerate the exercisability or extend the term of any or all outstanding Options (subject to the limits imposed by Section 6.5). The interpretation by the Committee of any provision of this Plan or of any Option Agreement entered into hereunder in respect of Incentive Stock Options shall be in accordance with Section 422 of the Code and the regulations issued thereunder, as such section or regulations may be amended from time to time, in order that the Incentive Stock Options granted hereunder and evidenced by such Option Agreements shall constitute "incentive stock options" within the meaning of such section. The interpretation and construction by the Committee of any provision of this Plan or of any Option granted hereunder shall be final and conclusive, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Option granted hereunder.

4.  SHARES OF STOCK SUBJECT TO THE PLAN

    The stock available for grant of Options under this Plan shall be shares of the Company's authorized but unissued Common Stock. The aggregate number of shares of Common Stock which may be issued upon the exercise of all Options granted under this Plan shall not exceed 500,000 shares of Common Stock. The maximum number of shares of Common Stock subject to those Options that are granted during any calendar year to any individual shall be limited to 150,000 shares of Common Stock. Each of the two foregoing numerical limits shall be subject to adjustment as contemplated by this Article 4 and Article 7. If any Option granted under this Plan expires or terminates for any reason, the unpurchased or unissued shares subject to such expired or terminated Option shall again be available for the grant of Options under this Plan, as if no Option previously had been granted with respect to such shares.

5.  ELIGIBILITY

    Key employees, including officers and directors who are full-time employees of the Company and Non-Employee Directors of the Company shall be eligible to receive Options under this Plan; provided, however, that (i) no person, who, immediately after the grant of any Option, would own (within the meaning of Section 422(b)(6) of the Code), directly or indirectly, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, shall be eligible to receive an Incentive Stock Option under this Plan, unless at the time such Incentive Stock Option is granted, the option price on the date of grant is at least one hundred ten percent (110%) of the Fair Market Value of the shares subject to the Option and such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted, and (ii) Incentive Stock Options shall be granted only to persons employed by the Company. A Participant may receive more than one Option under this Plan, and a Participant may receive both Incentive Stock Options and Nonqualified Stock Options under this Plan. Subject to the foregoing, the Committee shall have full authority and discretion to select from the eligible class of persons, those persons to whom Options shall be granted. In making such determination, the Committee shall take into account the nature of services rendered by the person in the past and presently being rendered and the potential contribution by the person to the Company's success as well as such other factors as the Committee deems relevant. Status as an eligible person shall not be construed as a commitment that any Option will be granted under this Plan to such person or to eligible persons generally.

6.  TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS

    6.1 GRANTS. Subject to the express provisions and limitations of this Plan, the Committee may grant Options to Participants in any of the following forms: (a) Incentive Stock Options; (b) Nonqualified Stock Options; or (c) any combination of Incentive Stock Options and Nonqualified Stock Options.

    6.2 DURATION OF GRANTS. Options granted pursuant to this Plan must be granted within ten (10) years from the date this Plan is adopted by the Board.

    6.3 WRITTEN AGREEMENT. Each Option granted pursuant to this Plan shall be evidenced by a written Option Agreement signed by an officer of the Company and the Participant. Subject to the terms and conditions of the Plan, each Option Agreement shall be in such form and shall contain such provisions consistent with the Plan as the Committee shall from time to time approve. No Option Agreement need be identical with any other Option Agreement executed pursuant to this Plan; provided, however, that such varied or different terms and provisions are not inconsistent with the purposes and provisions of this Plan.

    6.4 NUMBER OF SHARES SUBJECT TO THE OPTION AND OPTION PRICE. Each Option Agreement shall state the number of shares to which it pertains and the option price, which shall be determined at the time of the grant of the Option. The Committee shall have full authority and discretion in fixing the option price for Nonqualified Stock Options. The option price for Incentive Stock Options granted under this Plan shall be not less than one hundred percent (100%) of the Fair Market Value of the shares covered by the Incentive Stock Option on the date of grant. Subject to the foregoing, the Committee shall have full authority and discretion in establishing the option price.

    6.5 OPTION PERIOD. No Option shall be exercisable after the expiration of the earliest of (a) ten (10) years after the date the Option is granted in the case of an Incentive Stock Option or ten (10) years after the Option is first exercisable in the case of a Nonqualified Stock Option; (b) three (3) months after the date the Participant's employment or services with the Company terminates if such termination is for any reason other than Permanent Disability, death, or cause (as determined by the Board in its sole discretion);
(c) the date the Participant's employment or services with the Company terminates if such termination is for cause, as determined by the Board, in its sole discretion; or (d) one (1) year after the date the Participant's employment or services with the Company terminates, if such termination is a result of death or Permanent Disability; provided, however, that the Option Agreement for any Option may, if so determined by the Committee, provide for shorter periods in each of the foregoing instances.

    6.6 TERMINATION OF PARTICIPANT'S EMPLOYMENT, DISABILITY, OR DEATH. If a Participant ceases to be an employee of the Company (or, with respect to a Non-Employee Director, ceases to be a member of the Board) for any reason (other than dismissal for cause, as determined by the Board in its sole discretion) while still living, any Option or unexercised portion thereof granted to the Participant may, to the extent such Option would have been exercisable by the Participant on the date on which he ceases to be an employee (or a Non-Employee Director), be exercised by the Participant within three (3) months from the date on which he ceases to be an employee (or a Non-Employee Director), but in any event not later than the expiration date of the Option. Notwithstanding the foregoing, if a Participant's employment or services with the Company is terminated for cause as determined by the Board in its sole discretion, all Options held by the Participant shall expire on the date of termination of such employment and thereafter shall not be exercisable in whole or in part. If the Participant dies or becomes Permanently Disabled while he is an employee of the Company (or, with respect to a Non-Employee Director, while he is a member of the Board), any Option or unexercised portion thereof granted to the Participant, to the extent exercisable by him on the date of death or Permanent Disability, may be exercised by the Participant, or if the Participant is then deceased, by the Participant's personal representative, heirs, or legatees, at any time prior to the expiration of one (1) year from the date on which the Participant ceases to be an employee (or a Non-Employee Director) of the Company but in any event, not later than the date of the expiration of the Option. The Committee may provide, in its sole discretion and in an Option Agreement or otherwise, that upon a Participant's death or Permanent Disability while he is an employee (or a Non-Employee Director) of the Company, such Participant's Option shall become fully vested and exercisable.

    6.7 EXERCISE OF OPTION. No Option shall be exercisable during the lifetime of a Participant by any person other than the Participant. Any Option granted under this Plan may be exercisable in whole or in part immediately upon the grant thereof, or, in the discretion of the Committee, may be exercisable only in installments, which installments may be equal or otherwise, and which installments may vary as to the number thereof as well as to whether any unexercised installments are cumulative throughout the life of a particular Option. The Committee may, in its discretion, subsequent to the grant of any Option, accelerate the date on which any or all of the installments may be exercised. To the extent that a Participant has the right to exercise an Option and purchase shares pursuant thereto, the Option may be exercised from time to time by written notice to the Company, setting forth which Option is being exercised and stating the number of shares being purchased with respect to the Option, and accompanied by payment in full of the purchase price for such shares.

    6.8 MEDIUM AND TIME OF PAYMENT. The purchase price for any shares purchased upon exercise of an Option granted under this Plan shall be paid in full upon exercise of the Option in cash, by check in United States dollars, or, at the discretion of the Committee, and upon such terms and conditions as the Committee may approve, by transferring to the Company for redemption, Common Stock of the Company at its Fair Market Value. Shares of Common Stock transferred to the Company upon exercise of an Option shall not increase the number of shares available for issuance under this Plan. If shares of Common Stock of the Company are used in partial or in full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange at their Fair Market Value as of the date the Option is exercised. Any certificates for shares of outstanding Common Stock of the Company used to pay the purchase price shall be duly endorsed by the registered holder of the certificates or accompanied by satisfactory instruments of transfer (with the signatures thereon guaranteed). If the certificates tendered by the Participant in such payment cover more shares than are required for such payment, the certificates shall be accompanied by instructions by the Participant to the Company's transfer agent with respect to disposition of the balance of the shares covered thereby.

    6.9 LOANS TO PARTICIPANTS. The Company may make loans, or arrange for the extension and maintenance of loans, to any Participant designated by the Committee to permit said Participant to finance the purchase of shares upon the exercise of any Option or to meet the immediate tax consequences of any Option exercise. The Committee, in its sole discretion, shall determine all terms and conditions of such loans, including the principal amount thereof, subject to applicable regulations of the Federal Reserve Board and any other laws or regulations in effect at the time such loan is made. No loan shall be made hereunder if the receipt of such loan would disqualify an Incentive Stock Option as an "incentive stock option" for purposes of Section 422 of the Code.

    6.10 ADDITIONAL PROVISIONS. Each Option and the Option Agreements evidencing such Options may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee, including without limitation, restrictions upon the exercise of Options or restrictions upon the sale, transfer or disposition of shares acquired pursuant to the exercise of an Option. Any such Option

Agreement in respect of an Incentive Stock Option shall contain such limitations and restrictions as shall be necessary in order that the Incentive Stock Option will be an "incentive stock option" as defined in Section 422 of the Code, or to conform to any change in the law.

    6.11 DESIGNATION OF OPTIONS. Each Option granted pursuant to this Plan shall be clearly identified as to its status as either an Incentive Stock Option or a Nonqualified Stock Option, and such designation shall be set forth as to each Option in each Option Agreement executed pursuant to this Plan.

    6.12 MODIFICATION, EXTENSION OR RENEWAL OF OPTIONS. Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options granted under this Plan, accept the surrender of outstanding Options (to the extent not theretofore exercised), and authorize the granting of new Options and substitutions therefor (to the extent not theretofore exercised). The Committee, however, shall not modify any outstanding Incentive Stock Option in any manner which would cause it to fail to qualify as an "incentive stock option" within the meaning of Section 422 of the Code. Notwithstanding the foregoing, no Committee modification of an Option pursuant to the foregoing shall, without the consent of the Participant, alter or impair in a manner materially adverse to the Participant any rights or obligations under the Option.

    6.13 TRANSFERABILITY OF OPTIONS. No Option granted under this Plan shall be transferable by a Participant other than by will or by the laws of descent and distribution. No transfer of an Option by will or by the laws of descent and distribution shall be effective, nor shall any designation of a person who may exercise the Option after the Participant's death be effective to bind the Company unless the Company is furnished with a written notice thereof and a copy of the will or such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance of the terms and conditions of the Option by the transferee or designee.

    6.14 LIMITS ON INCENTIVE STOCK OPTIONS. To the extent that the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For this purpose, the Fair Market Value of any Common Stock shall be determined as of the time the Option with respect to such Common Stock is granted. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

7.  ADJUSTMENTS; ACCELERATION OF OPTIONS; POSSIBLE EARLY TERMINATION OF OPTIONS

    7.1 ADJUSTMENTS. If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or there shall occur any similar, unusual or extraordinary corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Company as an entirety, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable (1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Options (including the specific maxima and numbers of shares set forth elsewhere in this Plan),

(b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options, (c) the grant, purchase, or exercise price of any or all outstanding Options, or (d) the securities, cash or other property deliverable upon exercise of any outstanding Options, or (2) in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock of the Company upon or in respect of such event; PROVIDED, HOWEVER, in each case, that with respect to Incentive Stock Options, no such adjustment shall be made which would cause the Plan to violate Section 422(a) of the Code or any successor provisions thereto without the written consent of holders materially adversely affected thereby. In any of such events, the Committee may take such action sufficiently prior to such event if necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is available to shareholders generally.

    7.2 ACCELERATION OF OPTIONS UPON CHANGE IN CONTROL. Upon the occurrence of a Change in Control Event each Option shall become fully vested and immediately exercisable. The Committee may override the acceleration provisions in this
Section 7.2 by express provision in an Option Agreement, may establish an earlier date for acceleration in anticipation of a Change in Control Event, and may accord any Participant a right to refuse any acceleration, whether pursuant to the Option Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of Options shall comply with applicable regulatory requirements, including without limitation Section 422 of the Code.

    7.3 POSSIBLE EARLY TERMINATION OF ACCELERATED OPTIONS. Any Option or other right to acquire Common Stock under this Plan that has been fully accelerated under Section 7.2 but is not exercised prior to (i) a dissolution of the Company, or (ii) an event described in Section 7.1 that the Company does not survive, or (iii) the consummation of an event described in Section 7.1 that results in a Change of Control Event approved by the Board, such Option or right shall thereupon terminate, subject to any provision that has been expressly made by the Committee for the survival, substitution, exchange or other settlement of such Option or right.

    7.4 AUTHORITY TO ADJUST; NO LIMIT ON COMPANY RIGHTS. Any adjustment, acceleration, or termination of Options made by the Committee pursuant to
Section 7.1, 7.2, or 7.3 is subject to the approval of the Board. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital structure; to merge, consolidate or dissolve; to change its business structure; or to liquidate, sell or transfer all or any part of its business or assets.

8.  MISCELLANEOUS PROVISIONS

    8.1 RIGHTS AS SHAREHOLDER. A Participant or a permitted transferee of an Option shall have no rights with respect to any shares covered by an Option until the date of the issuance of the stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article 7 hereof.

    8.2 NO RIGHTS TO EMPLOYMENT. Nothing in this Plan, or in any instrument executed pursuant hereto shall confer upon any Participant the right to continue in the employ or service of the Company, affect the right of the Company to terminate the employment or service of any Participant with or without cause, or be evidence of any agreement or understanding, expressed or implied, that the Company will employ or continue to employ a Participant in a particular position or at a particular rate of remuneration.

    8.3 COMPLIANCE WITH SECURITIES LAWS. The granting, vesting, and exercise of Options and the issuance and delivery of shares upon exercise thereof and/or payment of money or other property under this Plan shall be subject to compliance with all applicable Federal and state laws, rules, and regulations (including, without limitation, compliance with all Federal and state securities laws and Federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all legal requirements. The Company may, from time to time, change its requirements with respect to enforcing compliance with applicable laws (including, without limitation, the request for, and enforcement of, letters of investment intent). These changes may be made with respect to any particular Option or shares issued upon the exercise thereof prior to or after the exercise of such Option.

    8.4 PLAN NOT FUNDED. Options payable under this Plan shall be payable in shares or from the general assets of the Company, and (other than any reservation of shares for Plan purposes) no special or separate reserve, fund or deposit shall be made to assure payment of Options. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly provided otherwise) of the Company by reason of any Option granted hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or other person. To the extent that a Participant, beneficiary, or other person acquires a right to receive payment pursuant to any Option hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

    8.5 FRACTIONAL SHARES. The Company shall not be required to issue fractional shares upon the exercise of an Option under any circumstances.

    8.6 INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the Company shall indemnify the members of the Board or the Committee, to the fullest extent permitted by law, against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken, or not taken, under or in connection with this Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any action, suit, or proceeding, provided that within sixty (60) days after institution of any such action, suit or proceeding, the members shall offer the Company, in writing, the opportunity, at its own expense to handle and defend such actions.

    8.7 GOVERNING LAW/CONSTRUCTION/SEVERABILITY. This Plan, the Options, all documents evidencing Options and all other documents shall be governed by, and construed in accordance with the laws of the state of California. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

    It is the intent of the Company that transactions in and affecting Options in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Company and is consistent with the purposes of this Plan as to such persons in the circumstances.

    It is the further intent of the Company that Options with an exercise price not less than Fair Market Value on the date of grant qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent.

    8.8 TAX WITHHOLDING. Upon any exercise, vesting, or payment of any Option or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (a) require the Participant (or other person holding such Option or shares) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such Option event or payment or (b) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may in its sole discretion grant (either at the time of the Option or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation. Shares of Common Stock transferred to the Company pursuant to this
Section 8.8 shall not increase the number of shares available for issuance under this Plan.

    8.9 CAPTIONS. Captions and headings are given to the articles, sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

    8.10 NON-EXCLUSIVITY OF PLAN. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

9.  TERMINATION AND AMENDMENT OF THE PLAN

    The Board may, at any time, suspend, amend or terminate this Plan. No Options shall be granted during any suspension of this Plan or after the termination of this Plan, but the Committee shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. Any amendment that would (a) materially increase the benefits accruing to Participants under this Plan, (b) materially increase the aggregate number of securities that may be issued under this Plan, or (c) materially modify the requirements as to eligibility for participation in this Plan, shall be subject to shareholder approval only to the extent then required by Section 422 of the Code or applicable law, or deemed necessary or advisable by the Board.

    The amendment or termination of this Plan shall not, without the consent of the affected Participant, alter or impair in a manner materially adverse to the Participant, any rights or obligations under any Option previously granted hereunder. Changes contemplated by Article 7 shall not be deemed to constitute amendments for purposes of the foregoing sentence.

10.  EFFECTIVE DATE AND TERM OF PLAN

    This Plan shall be effective as of the date it is approved by the Board, subject to shareholder approval within 12 months thereafter.

    No Option shall be granted under this Plan after more than ten years after the effective date of this Plan (the "termination date"). Unless otherwise expressly provided in this Plan or in an applicable Option Agreement, any Option granted prior to the termination date may extend beyond such date, and all authority of the Committee with respect to Options hereunder, including the authority to amend an Option, shall continue during any suspension of this Plan and in respect of Options outstanding on the termination date.

                         MARSHALL INDUSTRIES/PROXY 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    I hereby appoint Gordon S. Marshall and Henry W. Chin, and each of them or either of them with full power to act without the other and with full power of substitution, my true and lawful attorneys and proxies, to vote all the shares of stock of Marshall Industries held of record by me on August 25, 1997 and to act for me and in my name, place and stead at the Annual Meeting of Shareholders to be held on Tuesday, October 21, 1997 or any adjournment thereof, for the purpose of considering and voting upon the following:

    1. ELECTION OF DIRECTORS.

       / / For ALL Nominees listed below

       / / Withhold authority to vote ALL Nominees listed below

       (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Gordon S. Marshall        Richard D. Bentley        Jean Fribourg             Jose Menendez             Howard C. White
Robert Rodin              Richard C. Colyear        Lathrop Hoffman           Raymond G. Rinehart

    2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 1998.

            / / FOR                / / AGAINST                / / ABSTAIN

    3. PROPOSAL TO ADOPT THE 1997 STOCK OPTION PLAN.

            / / FOR                / / AGAINST                / / ABSTAIN

    4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND TO VOTE THE PROXIES CUMULATIVELY IN THEIR DISCRETION IF CUMULATIVE VOTING IS IN EFFECT AT THE MEETING.

                    (Please sign and date the reverse side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                           Please sign exactly as name appears
                                           below. This Proxy should be dated,
                                           signed by the shareholder as name
                                           appears hereon, and returned promptly
                                           in the enclosed envelope. Persons
                                           signing in a fiduciary capacity
                                           should so indicate.

                                           -------------------------------------
                                                         Signature

                                           -------------------------------------
                                                 Signature if held jointly
                                           DATED: ________________________, 1997